SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	December 2, 2002

SEITEL, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)
0-14488	76-0025431
(Commission File Number)	(IRS Employer Identification No.)

10811 S. Westview Circle
Building C, Suite 100
Houston, Texas	77043
(Address of Principal Executive Offices)	(Zip Code)

(713) 881-8900
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

    This 8-K is being filed in connection with Seitel, Inc. reaching an agreement dated as of December 2, 2002 with its Senior Noteholders to extend the terms of Seitel's previously announced standstill agreement. Under the terms of the extension, the Senior Noteholders agreed to forebear from exercising any rights and remedies they have against Seitel related to previously reported events of default under the Senior Note Agreements until June 2, 2003. In addition, the extended standstill agreement provides for the deferral, until June 2, 2003, of the $10 million principal payment previously scheduled to be due to certain of the Noteholders on December 30, 2002. Interest on the Notes continues to be payable on a monthly basis.

    The standstill agreement will terminate prior to June 2, 2003, among other things, in the event of a default by Seitel under the standstill agreement or any subsequent default under the existing Senior Note Agreements, or a default in the payment of any non-excluded debt of $5,000,000 or more. The standstill agreement will also terminate in the event of the termination or expiration of Seitel's existing term or revolving credit lines with the Royal Bank of Canada, or after five business days written notice from Noteholders owning a majority in interest of the outstanding principal amount of the Notes. The standstill agreement will also terminate if Seitel does not present a proposal for restructuring the Notes to the Noteholders by December 11, 2002; an agreement in principle for the restructuring is not reached by January 24, 2003; or the documents necessary for the restructuring are not substantially completed by February 28, 2003.

    The foregoing description of the Third Standstill and Amendment Agreement does not purport to be complete and is qualified in its entirety by reference to the Third Standstill and Amendment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

    A copy of the press release announcing the execution of the Third Standstill and Amendment Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

tem 7. Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit 10.1

Third Standstill and Amendment Agreement, dated as of December 2, 2002, by and among Seitel, Inc., various of its subsidiaries parties thereto and those Senior Noteholders of Seitel, Inc. parties thereto.

	Exhibit 99.1	Press release of Seitel, Inc., dated December 2, 2002.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SEITEL, INC.

Date:	December 5, 2002	By:	/s/ Fred S. Zeidman

		Name:	Fred S. Zeidman
		Title:	Chairman of the Board

EXHIBIT INDEX

Exhibit		Page

10.1	Third Standstill and Amendment Agreement, dated as of December 2, 2002, by and among Seitel, Inc., various of its subsidiaries parties thereto and those Senior Noteholders of Seitel, Inc. parties thereto.	5
99.1	Press release of Seitel, Inc., dated December 2, 2002.	46